EXHIBIT 10.11

Diamond Resorts International, Inc.

Bonus Compensation Plan

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3.2.	Powers of the Committee	5
Section 4.	Adjustment and Performance-Based Exception	7
4.1.	Adjustments in Authorized Shares and Awards.	7
Section 5.	Eligibility and General Conditions of Awards	8
5.1.	Eligibility	8
5.2.	Award Agreement	8
5.3.	General Terms and Termination of Service	8
5.4.	Non-transferability of Awards.	8
5.5.	Cancellation and Rescission of Awards	8
5.6.	Awards Subject to Applicable Policies.	8
5.7.	Compliance With Code Section 162(m).	9
5.8.	Performance Based Exception Under Section 162(m)	10
5.9.	Changes to Performance Measures.	11
5.10.	Revocation.	11
Section 6.	Bonuses	12
6.1.	Awards	12
6.2.	Determination of Amount of Awards.	12
6.3.	Time of Payment of Awards	12
6.4.	Form of Payment of Awards.	12
Section 7.	Change in Control	12
7.1.	Acceleration of Vesting	12
7.2.	Special Treatment in the Event of a Change in Control	13
7.3.	Employment Agreement May Control.	13
Section 8.	Amendments and Termination	13
8.1.	Amendment and Termination.	13
8.2.	Previously Granted Awards	13
Section 9.	Beneficiary Designation	14
Section 10.	General Provisions	14
10.1.	Governing Law	14
10.2.	Severability	14
10.3.	Successors	14
10.4.	Requirements of Law	14
10.5.	Securities Law Compliance	15
10.6.	Required Withholding.	15
10.7.	Code Section 409A	15
10.8.	Mitigation of Excise Tax	15
10.9.	Awards Not Taken into Account for Other Benefits	16
10.10.	Non-Exclusivity of Plan	16
10.11.	No Trust or Fund Created	16
10.12.	No Right to Continued Employment or Awards	16
10.13.	Military Service	16
10.14.	Construction	17
10.15.	Plan Document Controls	17

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Diamond Resorts International, Inc.

Bonus Compensation Plan
Section 1.
Establishment, Purpose and Duration

1.1.    Effective Date and Purpose. Diamond Resorts International, Inc., a Delaware corporation (the “Company”), hereby establishes the Diamond Resorts International, Inc. Bonus Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified officers and employees upon whom, in large measure, the sustained progress, growth and profitability of the Company depend, to motivate such persons to achieve short-term and long-term Company goals by providing them with short-term and long-term performance-based incentive compensation, and to help ensure tax-deductibility of performance-based incentive amounts paid to the Company’s officers. The Plan was approved by the Company’s Board of Directors (the “Board”) on March 27, 2015, subject to approval by the Company’s stockholders, and, if approved by stockholders, the Plan shall become effective on May 19, 2015 (the “Effective Date”). Unless and until approved by the Company stockholders, no Awards shall be made under the Plan.
1.2.    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 8 hereof, until the date of the first meeting of the Company’s stockholders that occurs in the Year 2020. The expiration or termination of the ability to grant additional awards hereunder, as provided in this Section 1.2 or otherwise, shall not adversely affect any Awards previously granted hereunder.

Section 2.
Definitions
As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:
2.1.    “Award” means any incentive award made hereunder.
2.2.    “Award Agreement” means any written agreement, contract or other instrument or document (including a sub-plan or program adopted under this Plan) evidencing any Award granted hereunder between the Company and a Grantee.
2.3.    “Beneficiary” means the Person designated to receive Plan benefits, if any, in accordance with Section 9, following a Grantee’s death.
2.4.    “Board” has the meaning set forth in Section 1.1.
2.5.    “Bonus Opportunity” means a Grantee’s threshold, target and/or maximum bonus opportunity for a Year; provided that such bonus opportunity shall be either (a) to the extent that the Grantee has entered into an Employment Agreement with the Company, the threshold, target and/or maximum bonus levels, if any, specified in such Employment Agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (b) if there is no Employment Agreement in effect between the Company and the Grantee as of the first day of such Year or if the Employment Agreement does not specify such bonus levels, the percentage of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) or such other amount as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee).
2.6.    “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of the Grantee’s duties and responsibilities; provided that, if curable, such Grantee did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided further, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.
2.7.    “Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) (i) the consummation of the Company’s consolidation or merger with or into another corporation other than a majority-owned subsidiary of the Company, or the sale, lease, exchange, or other disposition of at least sixty-five percent (65%) of the Company’s assets, and (ii) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (c) the consummation of a plan of liquidation; or (d) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

2.8.    “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder and to any successor provisions.
2.9.    “Committee” has the meaning set forth in Section 3.1.
2.10.    “Company” has the meaning set forth in Section 1.1.
2.11.    “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.
2.12.    “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could subject the applicable Grantee to adverse tax consequences under Code Section 409A.
2.13.    “Effective Date” has the meaning set forth in Section 1.1.
2.14.    “Eligible Person” means any officer or employee of an Employer (including leased employees and co-employees with a professional employer organization).
2.15.    “Employer” means the Company or any Subsidiary.
2.16.    “Employment Agreement” means an employment agreement, offer letter, or other written agreement between an Employer and an Eligible Person which relates to the terms and conditions of such person’s employment with an Employer.
2.17.    “Forfeiture Restriction” means a Restriction which causes the relevant Award to be forfeited to the extent such Restriction does not lapse prior to the Termination of Service of the applicable Grantee.
2.18.    “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.
2.19.    “Grantee” means an Eligible Person who has been granted an Award.
2.20.    “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.
2.21.    “Outside Director” means a member of the Board who satisfies the requirements to qualify as an “outside director” under Treasury Regulations Section 1.162-27(e)(3).
2.22.    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C).

2.23.    “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect the portion of the individual’s Bonus Opportunity potentially payable in respect of an Award. Performance Goals may contain threshold, target and/or maximum levels of achievement.
2.24.    “Performance Measures” has the meaning set forth in Section 5.8(a).
2.25.    “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
2.26.    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, or other entity or government instrumentality, division, agency, body or department.
2.27.    “Plan” has the meaning set forth in Section 1.1 and also includes any appendices and amendments hereto.
2.28.    “Restriction” means any restriction on a Grantee’s free enjoyment of rights underlying an Award, including any such restriction as the Committee may impose in the Award Agreement. Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify.
2.29.    “Share” means a share of the Company’s common stock.
2.30.    “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulations Section 1.414(c)-2.
2.31.    “Termination of Service” means: (a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an officer or employee, or (ii) with respect to an individual who is an officer or employee of a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary as an officer or employee; or (b) with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) occurs.
2.32.    “Total Payments” has the meaning set forth in Section 10.8.
2.33.    “Year” means a calendar year.

Section 3.
Administration
3.1.    Committee. Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board or the Board or such other committee of the Board as determined by the Board (in either case, the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. With respect to Awards that are intended to satisfy the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as Outside Directors. The number of members of the Committee shall from time to time be increased or decreased to the extent the Board deems appropriate.
3.2.    Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:
(a)    to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;
(b)    to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the amount to which an Award will relate, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture provisions, restrictive covenants, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;
(c)    to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance or vesting conditions, including Performance Measures and Performance Goals, have been satisfied;
(d)    to determine whether or not specific Awards shall be granted in conjunction with other specific Awards;
(e)    to determine the term of any Award, as applicable;
(f)    to determine whether, to what extent and under what circumstances an Award may be accelerated, vested, canceled, forfeited or surrendered (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to a Termination of Service within which an Award may continue to vest;

(g)    to determine with respect to Awards, whether, to what extent and under what circumstances amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting any loss of deductibility pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period of any delay or deferral in payment of an Award;
(h)    to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes and intent of this Plan or to comply with applicable local law and to establish sub-plans for Eligible Persons outside the United States with such provisions as are consistent with the purposes and intent of this Plan as may be suitable in other jurisdictions;
(i)    to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);
(j)    to determine whether an Award is intended to satisfy the Performance-Based Exception; provided that Awards granted hereunder are presumed to be intended to satisfy the Performance-Based Exception unless the Committee specifically determines otherwise;
(k)    to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;
(l)    without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.1) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply;
(m)    to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(n)    to determine the terms and conditions of all Award Agreements applicable to Grantees (which need not be identical) and, with the consent of the applicable Grantee (except as provided in this Section 3.2(n), and Sections 5.5 and 8.2), to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) that does not materially and adversely affect the rights of the Grantee, (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new law or regulation, or a change in an existing law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without such consent, or (iv) to the extent such amendment is a termination that is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(ix);
(o)    to impose such additional terms and conditions upon the grant or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate;
(p)    to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, any Award Agreement or any other instrument entered into or relating to an Award under the Plan; and
(q)    to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
Any action of the Committee with respect to, and taken in accordance with, the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. All determinations of the Committee shall be made by a majority of its members.

Section 4.
Adjustment and Performance-Based Exception
4.1.    Adjustments in Authorized Shares and Awards.
(a)    In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split‑up, spin‑off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the Performance Goals and Bonus Opportunities applicable to an Award.

(b)    Notwithstanding Section 4.1(a), (i) any adjustments made pursuant to Section 4.1(a) shall be made in such a manner so that, to the extent reasonably possible without increasing the liability of the Company, after such adjustment, Awards continue not to be non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder), and (ii) in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply.

Section 5.
Eligibility and General Conditions of Awards
5.1.    Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.
5.2.    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.
5.3.    General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Awards that remain subject to Forfeiture Restrictions or that are not otherwise vested at the time of a Termination of Service shall be cancelled and forfeited to the Company. Notwithstanding anything to the contrary in the Plan, the Committee may in its sole discretion as to all or part of any Award to any Grantee, at the time an Award is granted or thereafter, (i) determine that some or all Awards by such Grantee shall become vested or Restrictions shall lapse during employment or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become vested, in full or in installments, or Restrictions shall continue to lapse, after a Termination of Service, or (iii)  provide that any Award shall, in whole or in part, not be forfeited upon a Termination of Service. Notwithstanding the foregoing, to the extent a Grantee is subject to an Employment Agreement that requires treatment of such Grantee’s performance bonus in the event of such Grantee’s Termination of Service that is different than the treatment otherwise required by this Section 5.3, the terms of such Employment Agreement shall control.
5.4.    Non-transferability of Awards.
(a)    Each Award and each right under any Award shall be payable only to the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.
(b)    Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.
5.5.    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.
5.6.    Awards Subject to Applicable Policies. Awards granted pursuant to the Plan and amounts paid hereunder shall be subject to all applicable policies of the Company that relate to recovery of compensation (i.e., clawbacks).
5.7.    Compliance With Code Section 162(m).
(a)    Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Section 5.7 and Section 5.8 shall apply. In the event that changes are made to Code Section 162(m) to permit additional flexibility with respect to any Awards made under the Plan, the Committee may thereafter, subject to this Section 5.7, make any adjustments to outstanding Awards as it deems appropriate.
(b)    Annual Individual Limitations. During any Year, no Grantee may be granted Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee may be granted Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of longer than one Year, that have an aggregate maximum payout which could exceed $8,000,000. For the avoidance of doubt, the annual limits set forth in the preceding two (2) sentences are separate and distinct limits.
(c)    Designation of Recipients. The Committee shall designate the individuals eligible to be granted Awards intended to satisfy the Performance-Based Exception. The opportunity to be granted an Award intended to satisfy the Performance-Based Exception shall be evidenced by an Award Agreement in such form as the Committee may approve.
(d)    Establishment of Performance Goals. With respect to Awards intended to satisfy the Performance-Based Exception, the Committee shall establish Performance Goals for the applicable Performance Period (which may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals and Bonus Opportunities shall be set forth in the applicable Award Agreement, and may be weighted for different factors and measures as the Committee shall determine. For Awards intended to satisfy the Performance-Based Exception with a Performance Period based on a Year, or a period lasting longer than a year, the establishment required by this Section 5.7(d) shall occur within the first ninety (90) days of such Year or Performance Period, as applicable. For Awards intended to satisfy the Performance-Based Exception with a Performance Period lasting less than a year, the establishment required by this Section 5.7(d) shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period.

(e)    Committee Certification. Prior to payment of cash in connection with any Award that is intended to satisfy the Performance-Based Exception, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s payment below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Committee to reduce (or not pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance-Based Exception unless at least the established threshold Performance Goal (if any) is attained.
5.8.    Performance Based Exception Under Section 162(m).
(a)    Performance Measures. Subject to Section 5.8(b), unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general measures set forth in this Section 5.8(a), for Awards designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):
(i)    Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);
(ii)    Net income or loss (either in the aggregate or on a per-Share basis);
(iii)    Operating profit;
(iv)    Cash flow (either in the aggregate or on a per-Share basis);
(v)    Free cash flow (either in the aggregate on a per-Share basis);
(vi)    Costs;
(vii)    Revenues;
(viii)    Management and member service revenues;
(ix)    Vacation interest sales;
(x)    Club revenues;
(xi)    Measures of guest satisfaction;
(xii)    Reductions in expense levels;
(xiii)    Operating and maintenance cost management and employee productivity;

(xiv)    Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the Shares of a specified value for a specified period of time);
(xv)    Net economic value;
(xvi)    Economic value added;
(xvii)    Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and
(xviii)    Debt ratings, debt leverage and debt service;
provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.
(b)    Flexibility in Setting Performance Measures. The level of performance required with respect to any Performance Measure may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries or the Company as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).
(c)    Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that any Award which is designed to qualify for the Performance-Based Exception may not (unless the Committee determines that it no longer intended to qualify for the Performance-Based Exception) be adjusted upward; and provided further that the Committee shall retain the discretion to adjust any Award downward. The Committee may not delegate any responsibility with respect to any Award intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

5.9.    Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.
5.10.    Revocation. The Committee shall have the right, exercisable in its sole discretion, to determine that an Award that was previously intended to satisfy the Performance-Based Exception shall cease to be intended to satisfy the Performance-Based Exception. If the Committee make the determination described in this Section 5.10 with respect to an Award, such determination will not affect the Grantee’s rights with respect to such Award.

Section 6.
Bonuses
6.1.    Awards. Subject to and consistent with the provisions of the Plan, Awards may be granted to any Eligible Person in accordance with the provisions of this Section 6. The Committee shall designate the individuals eligible to be granted a Award. In the case of an Award intended to qualify for the Performance-Based Exception, such designation shall comply with the requirements of Sections 5.7 and 5.8 hereof. The opportunity to be granted an Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.
6.2.    Determination of Amount of Awards.
(a)    Aggregate Maximum. The Committee may establish limitations as to the maximum aggregate amount of Awards payable for any Year or Performance Period.
(b)    Establishment of Performance Goals and Bonus Opportunities. The Committee shall establish Performance Goals for the Year or Performance Period (which, in either case, may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. In the case of an Award intended to qualify for the Performance-Based Exception, such establishment shall comply with the requirements of Section 5.7(d) hereof. Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine.
6.3.    Time of Payment of Awards. Except as otherwise set forth in the applicable Award Agreement, Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under this Section 6 but not later than two and one-half months after the end of the applicable Year or Performance Period.
6.4.    Form of Payment of Awards. An individual’s Award shall be paid in cash, in Shares, in the form of awards under any equity compensation plan maintained by the Company,

or in any other form (or any combination of the foregoing) as provided in the Award Agreement or as the Committee may determine.

Section 7.
Change in Control

7.1    Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of both (a) a Change in Control (as applicable with respect to an Award), and (b) the Grantee’s involuntary Termination of Service (other than due to Cause) that occurs during the twenty-four (24) month period immediately following such Change in Control, such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations with respect to a Change in Control in any Award Agreement as it may deem desirable.
7.2.    Special Treatment in the Event of a Change in Control. In order to maintain the Grantee’s rights upon the occurrence of any event satisfying the definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to such Award, either at the time the Award is made hereunder or any time thereafter: (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is not to be assumed by the acquiring or surviving entity, the Committee shall cause such Award to be settled at the time of the the Change in Control; provided that, unless determined otherwise by the Committee in its sole discretion, no action taken pursuant to this Section 7 shall cause an Award that is intended to satisfy the Performance-Based Exception to fail to satisfy such exception.
7.3.    Employment Agreement May Control. Notwithstanding anything in this Section 7 to the contrary, to the extent a Grantee is subject to an Employment Agreement that requires treatment of such Grantee’s performance bonus in the event of Change in Control that is different than the treatment otherwise required by this Sections 7.1 and 7.2, the terms of such Employment Agreement shall control.

Section 8.
Amendments and Termination

8.1.    Amendment and Termination.
(a)    Subject to Section 8.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders; provided that (i) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or market on which the Shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment), and (ii) no Plan amendment or termination shall accelerate the timing of any payments that constitute non-qualified deferred compensation to any Grantee under Code Section 409A so as to result in adverse tax consequences under Code Section 409A.
(b)    Subject to Section 8.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan; provided that, unless determined otherwise by the Committee in its sole discretion, no action taken pursuant to this Section 8.1(b) shall cause an Award that is intended to satisfy the Performance-Based Exception to fail to satisfy such exception.
8.2.    Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(k), 3.2(n), 5.5, 8.1, this Section 8.2, and Section 10.7) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect the rights of any Grantee under any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other regulatory requirements without a Grantee’s consent.

Section 9.
Beneficiary Designation
Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 10.
General Provisions
10.1.    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws, and applicable federal law. Venue shall be in, and subject to the jurisdiction of, the courts of the State of Delaware or a Federal Court located in the State of Delaware (as may be appropriate).
10.2.    Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.
10.3.    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.4.    Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, a Grantee shall not be entitled receive payment under any Award, and the Company (or any Subsidiary) shall not be obligated to make such payment, if such payment would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.
10.5.    Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards as it may deem advisable. If the Committee determines that the delivery of payment pursuant to any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or market on which any of the Company’s equity securities are listed or quoted, then the Committee may postpone any such delivery to comply with all such provisions at the earliest practicable date.
10.6.    Required Withholding. The applicable Employer shall withhold from any payments made pursuant to the Plan or any Award Agreement all amounts required to be withheld for tax purposes.
10.7.    Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is the first day of the seventh month after the date of such Termination of Service (or, if earlier, the date of such Grantee’s death).
10.8.    Mitigation of Excise Tax. Subject to the last sentence of this Section 10.8, if any payment or right accruing to a Grantee under the Plan (without the application of this Section 10.8), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payments and rights shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether and how any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Unless otherwise provided in an Award Agreement or in an Employment Agreement, the foregoing provisions of this Section 10.8 shall apply with respect to any Person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to an Employment Agreement or other agreement with his or her Employer that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall be controlling.
10.9.    Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such Employment Agreement shall otherwise expressly provide.

10.10.    Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for officers or employees as it may deem desirable. In addition, nothing in this Plan or any Award Agreement shall obligate the Company to cause payments made by any Employer to any Covered Person to satisfy the Performance-Based Exception.
10.11.    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.
10.12.    No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as an officer or employee of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment of a Grantee free from any liability, or any claim under the Plan or any Award Agreement, unless otherwise expressly provided in the Plan or in such Award Agreement.
10.13.    Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.
10.14.    Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the opposite gender and the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control. All references to Sections herein are intended to be references to sections of this Plan, unless otherwise indicated.
10.15.    Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.